Exhibit 99.1

Press Release

Albemarle Announces Favorable Arbitration Ruling Concerning Facility in Thann, France

RICHMOND, Virginia—March 20, 2006—Albemarle Corporation (NYSE: ALB) announced today that the arbitral tribunal has ruled in favor of Albemarle France SAS and Albemarle PPC, wholly owned affiliates of Albemarle Corporation, in the action brought by them against Sanofi-Aventis before the International Court of Arbitration of the International Chamber of Commerce (ICC), in Paris, France concerning certain environmental matters at Albemarle PPC’s site in Thann, France.

In 1992, Albemarle France SAS purchased 100 percent of the stock of the company that is now known as Albemarle PPC from Rhone-Poulenc SA, the predecessor-in-interest to Sanofi-Aventis. In the purchase agreement, Sanofi-Aventis retained liability for and indemnified Albemarle France SAS and its affiliates against costs associated with certain environmental liabilities at the site. The arbitral tribunal upheld Albemarle France SAS’s position that the obligations of the contract, including those dealing with Sanofi-Aventis’ liability related to mercury remediation and decontamination at the site, are enforceable.

“We are pleased that the arbitrators affirmed our position that Sanofi-Aventis is obligated to comply with the terms of our original agreement,” said Lloyd Crasto, President of Albemarle PPC. “We will take this ruling into consideration as we continue to review our options for addressing the operational and financial challenges that the Thann facility faces.”

Albemarle Corporation, headquartered in Richmond, Virginia, is a leading global developer, manufacturer and marketer of bromine, bromine derivatives, and other highly engineered specialty chemicals for consumer electronics; petroleum and petrochemical processing; transportation and industrial products; pharmaceuticals; agricultural products; and construction and packaging materials. The Company operates in three business segments—Polymer Additives, Catalysts and Fine Chemicals, and serves customers in approximately 100 countries. Learn more about Albemarle at http://www.albemarle.com.

###

For more information:

Albemarle Corporation, Mr. Stéphane Leclef at +32 475 63 02 27 or stephane_leclef@albemarle.com or Mr. Carson Greer at +1 804 788 6092 or carson_greer@albemarle.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Albemarle Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K.

Albemarle Corporation

330 South Fourth Street

Richmond, Virginia, USA

Tel: +1 804 788 6096